Exhibit 99.2

Arbor Realty Trust, Inc. Closes Offering of $110 Million of

Senior Unsecured Notes due 2024

UNIONDALE, N.Y., October 15, 2019 — Arbor Realty Trust, Inc. (the “Company”) (NYSE:ABR) announced today that it has closed the private placement of $110 million aggregate principal amount of 4.75% senior unsecured notes due October 15, 2024 (the “Notes”).

The Company intends to use the net proceeds from the offering to make investments relating to its business and for general corporate purposes.

Sandler O’Neill + Partners, L.P. acted as placement agent for this offering.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being offered and sold in reliance of an exemption from registration provided by Section 4(a)(2) of the Securities Act. The Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Arbor Realty Trust, Inc.

Arbor Realty Trust, Inc. (NYSE:ABR) is a nationwide real estate investment trust and direct lender, providing loan origination and servicing for multifamily, seniors housing, healthcare and other diverse commercial real estate assets. Headquartered in New York, Arbor manages a multibillion-dollar servicing portfolio, specializing in government-sponsored enterprise products. Arbor is a Fannie Mae DUS® lender and Freddie Mac Optigo Seller/Servicer. Arbor’s product platform also includes CMBS, bridge, mezzanine and preferred equity lending.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the anticipated use of the net proceeds from the offering.  These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company can give no assurance that its expectations will be attained.  Factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to,  the risks detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

Contacts: Arbor Realty Trust, Inc. Paul Elenio, Chief Financial Officer 516-506-4422 pelenio@arbor.com	Investors: The Ruth Group Alexander Lobo 646-536-7037 alobo@theruthgroup.com

Media:

Bonnie Habyan, EVP of Marketing

516-506-4615

bhabyan@arbor.com